SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report:  July 10, 1998



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company




Pacific Gas and Electric Company     PG&E Corporation
77 Beale Street, P.O. Box 770000     One Market, Spear Tower, Suite 2400
San Francisco, California  94177     San Francisco, California  94105

          (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company        PG&E Corporation
        (415) 973-7000                 (415) 267-7000

        (Registrant's telephone number, including area code)

Item 5.  Other Events

The discussion below contains forward-looking statements that involve risks and uncertainties. Words such as "estimates," "expects," "anticipates," "plans," "believes," and similar expressions identify forward-looking statements involving risks and uncertainties. These risks and uncertainties include, but are not limited to, the ongoing restructuring of the California electric industry, the outcome of the regulatory proceedings related to those restructurings, the continued application of the regulatory framework established by the California Public Utilities Commission (CPUC) and state legislation, the commencement and outcome of litigation involving the California voter initiative discussed below, the ability of Pacific Gas and Electric Company to collect revenues sufficient to recover transition costs in accordance with its transition cost recovery plan especially in light of the voter initiative discussed below, and the approval of Pacific Gas and Electric Company's 1999 General Rate Case application resulting in Pacific Gas and Electric Company's ability to earn its authorized rate of return, as discussed below.

A.  Electric Industry Restructuring

     1.  California Voter Initiative

On November 24, 1997, various consumer groups filed a voter initiative (Voter Initiative) with the California Attorney General which would overturn major provisions of the electric industry restructuring legislation passed by the California Legislature in 1996, Assembly Bill (AB) 1890. On June 24, 1998, the California Secretary of State announced that the Voter Initiative had qualified for the November 1998 statewide ballot.

In addition to establishing a framework for a competitive electric generation market, AB 1890: (1) provided a 10 percent rate reduction on January 1, 1998, for all residential and small business customers; (2) specified that rates for all other customer groups are to be held at 1996 levels through a transition period ending at or before March 31, 2002; and (3) provided utilities with the opportunity to recover generation-related costs that prove to be uneconomic in the new competitive framework (transition costs). Although most transition costs must be recovered by March 31, 2002, certain transition costs can be recovered after such date, including certain employee-related transition costs, above-market payments under existing qualifying facilities (QFs) and purchased power contracts, and transition costs financed through the issuance of rate reduction bonds, as discussed below.

To achieve the 10 percent rate reduction for residential and small commercial customers, AB 1890 authorized utilities to finance a portion of their transition costs with rate reduction bonds. In December 1997, a special purpose entity established by the California Infrastructure and Development Bank issued $2.9 billion of rate reduction bonds on behalf of a wholly owned subsidiary of Pacific Gas and Electric Company. Pacific Gas and Electric Company is authorized by AB 1890 to collect a nonbypassable tariff on behalf of the wholly owned subsidiary and the bondholders to recover principal, interest, and related costs of the bonds over the term of the bonds from residential and small commercial customers. The bond proceeds were used by the wholly owned subsidiary to purchase from Pacific Gas and Electric Company the right to be paid the revenues from this separate charge. The bonds are secured by the right to the future revenue from the separate charge and not by Pacific Gas and Electric Company's assets. (While the bonds are reflected as long-term debt on Pacific Gas and Electric Company's balance sheet, creditors of Pacific Gas and Electric Company do not have any recourse to the revenues from the separate charge.)

The Voter Initiative proposes to (1) require Pacific Gas and Electric Company and the other California investor-owned utilities to provide a 10 percent rate reduction to their residential and small commercial customers in addition to the 10 percent rate reduction mandated by AB 1890; (2) eliminate transition cost recovery for nuclear generation plants and related assets and obligations (other than reasonable decommissioning costs); (3) eliminate transition cost recovery for non-nuclear generation plants and related assets and obligations (other than costs associated with QFs), unless the CPUC finds that the utility would be deprived of the opportunity to earn a fair rate of return; and (4) prohibit the collection of any customer charges necessary to pay principal and interest on the rate reduction bonds or, if a court finds that such prohibition is not legal, require that utility rates be reduced to fully offset the cost of the customer surcharges.

On May 22, 1998, a group known as "Californians for Affordable and Reliable Electric Services" (CARES) filed a petition in the California Third District Court of Appeal to exclude the Voter Initiative from the November 1998 ballot on the grounds that it represents an unconstitutional impairment of contract rights and that it is an unconstitutional attempt to implement actions by statute that only can be done through a state constitutional amendment. Supporters of CARES include the California State Chamber of Commerce, the state's investor-owned utilities (including Pacific Gas and Electric Company), and a wide range of business, environmental, and consumer groups. On July 2, 1998, the Court denied the CARES petition. The Court's ruling did not represent a ruling on the merits and does not preclude future legal challenges if the Voter Initiative is approved by the electorate. CARES has appealed the decision to the California Supreme Court. No assurances can be given as to whether the Voter Initiative will be excluded from the November 1998 ballot.

If the Voter Initiative is approved by the electorate, further legal challenges by the California utilities, including Pacific Gas and Electric Company, would ensue. Although PG&E Corporation and Pacific Gas and Electric Company believe the arguments in litigation challenging the Voter Initiative would be compelling, no assurances can be given whether or when the Voter Initiative would be overturned. If the Voter Initiative is approved by the electorate, and if Pacific Gas and Electric Company were unable to conclude that it is probable that the Voter Initiative ultimately would be found invalid, then under applicable accounting principles Pacific Gas and Electric Company would be required to write off generation-related regulatory assets and certain investments in electric generation plant which would no longer be probable of recovery because of reductions in future revenues that could result if the Voter Initiative is fully implemented as discussed below. It is anticipated that such a write-off could amount to approximately $2 billion after-tax, or, based on conservative assumptions, $3 billion after-tax.

The duration and amount of the rate decrease contemplated by the Voter Initiative is uncertain and, if the Voter Initiative is approved, will be subject to interpretation by the courts and regulatory agencies. However, if all provisions of the Voter Initiative ultimately are upheld against legal challenge and interpreted in an adverse manner, the amounts of the average earnings reductions could be approximately $200 million per year in 1999 through 2001 (based on current frozen rates which would otherwise be in effect and assuming rates are reduced to offset the charges for the rate reduction bonds) and approximately $50 million per year, from 2002 (based on rates under current regulatory decisions assuming such decisions are in effect after the latest date on which the rate freeze would otherwise end) to 2007 (the longest maturity date of the rate reduction bonds). The earnings reduction estimates are uncertain and depend on how the Voter Initiative would be interpreted by courts and regulators and how future rate changes unrelated to the Voter Initiative (such as changes resulting from the General Rate Case proceeding discussed below) might affect the Company's overall electric revenues.

     2.  Divestiture

On July 1, 1998, Pacific Gas and Electric Company completed the previously announced sale of three of its California fossil-fueled electric generation plants to Duke Energy Power Services, Inc., a subsidiary of Duke Energy Corporation, for an aggregate purchase price of $501 million. The three plants, which have a combined capacity of 2,645 megawatts, are located in Moss Landing, Morro Bay, and Oakland. Pacific Gas and Electric Company will continue to operate and maintain the plants under a two-year operating and maintenance agreement.

B.  Pacific Gas and Electric Company's General Rate Case
    Proceeding

Pacific Gas and Electric Company's Test Year 1999 General Rate Case (GRC) application pending before the CPUC requests increases in base revenues, to be effective on January 1, 1999, of $572 million for electric base revenues and $460 million for gas base revenues over the 1998 authorized amounts. On June 26, 1998, the CPUC's Office of Ratepayer Advocates (ORA) provided to Pacific Gas and Electric Company and other parties ORA's revenue requirement calculation which supplements ORA's June 8, 1998, report on Pacific Gas and Electric Company's 1999 GRC proceeding.

ORA's calculation indicates that ORA is recommending a decrease of $86 million in electric base revenues and an increase in gas base revenues of $91 million, over the 1998 authorized amounts. In the aggregate, ORA is recommending a net increase in electric and gas revenue requirements of $5 million compared to Pacific Gas and Electric Company's request for an increase in electric and gas revenue requirements of $1.03 billion. The difference is comprised of the amounts shown in the table below:

                            Electric Department    Gas Department
                                       (Millions of Dollars)

Distribution M&O*                   $102                   $19
Administrative and General           130                    64
Customer Accounts and Services        72                    46
Other                                 87                    42
Depreciation and Decommissioning      93                   132
Taxes                                 73                    57
Return on rate base                  101                     9
                                    ____                  ____

Total:                              $658                  $369

(*Maintenance and Operations)

The table above reflects ORA's lower calculation of electric rate base which results in lower recommended revenue requirements for return on rate base, associated taxes, and depreciation, in an aggregate amount which is approximately $230 million less than the amounts requested by Pacific Gas and Electric Company based on a higher rate base. ORA also recommends that the CPUC reject Pacific Gas and Electric Company's request for higher depreciation rates for certain natural gas facilities (reflected in the table above). Finally, ORA recommends that the CPUC reject the request for a contribution to the pension fund in the amount of $47 million (included in the requested aggregate of electric and gas administrative and general expenses).

The GRC schedule calls for evidentiary hearings to take place before an administrative law judge from August 24, 1998, through October 16, 1998. The administrative law judge will consider testimony and other evidence, including ORA's report, from many parties. A proposed decision by the administrative law judge is scheduled to be issued in February 1999, and a final decision is scheduled to be issued by the full CPUC in March 1999. The CPUC may accept all, part, or none of ORA's recommendations. Pacific Gas and Electric Company cannot predict the amount of base revenue increase or decrease the CPUC will ultimately approve.
In the event of an adverse decision by the CPUC, and if Pacific Gas and Electric Company is unable to lower expenses to conform to the base revenue amounts adopted by the CPUC while maintaining safety and system reliability standards, the ability of Pacific Gas and Electric Company to earn its authorized rate of return for the years 1999 through 2001 would be adversely affected.

C.  Sale of Australian Assets

On June 23, 1998, PG&E Corporation announced it had agreed to sell its Australian energy holdings to Duke Energy International, LLP (DEI), a subsidiary of Duke Energy Corporation. DEI submitted the winning bid for the assets, which are located in the southeast corner of the Australian State of Queensland. The assets include a 627-kilometer gas pipeline, pipeline operations, and trading and marketing operations. Subject to government approval, DEI will take immediate ownership of the assets. PG&E Corporation had previously announced that it was evaluating its Australian holdings in light of its intention to focus on the domestic marketplace.

While the sale to Duke represents a premium on PG&E Corporation's
1996 investment in the assets, due to the weakening of the Australian dollar during the past two years, the transaction is expected to result in a non-recurring charge of about six cents per share in the second quarter of 1998.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY



                               CHRISTOPHER P. JOHNS
                          By   __________________________
                                  CHRISTOPHER P. JOHNS
                               Vice President and Controller
                               (PG&E Corporation)
                               Vice President and Controller
                               (Pacific Gas and Electric Company)

Dated:  July 10, 1998